Exhibit 99.1

PCB Bancorp Reports Earnings of $10.7 million for Q4 2021 and $40.1 million for 2021
Los Angeles, California - January 27, 2022 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $10.7 million, or $0.70 per diluted common share, for the fourth quarter of 2021, compared with $11.0 million, or $0.73 per diluted common share, for the previous quarter and $5.8 million, or $0.38 per diluted common share, for the year-ago quarter. For 2021, net income was $40.1 million, or $2.62 per diluted common share, compared with $16.2 million, or $1.04 per diluted common share, for the previous year.
Q4 2021 and Full Year Highlights
•Net income totaled $10.7 million, or $0.70 per diluted common share, for the current quarter and $40.1 million, or $2.62 per diluted common share, for the current year;
◦The Company recorded a provision (reversal) for loan losses of $(1.5) million for the current quarter compared with $(1.1) million for the previous quarter and $2.1 million for the year-ago quarter. For the current year, provision (reversal) for loan losses was $(4.6) million compared with $13.2 million for the previous year.
◦Allowance for loan losses to loans held-for-investment(1) ratio was 1.29% at December 31, 2021 compared with 1.39% at September 30, 2021 and 1.67% at December 31, 2020. Adjusted allowance for loan losses to loans held-for-investment ratio(2) was 1.34% at December 31, 2021 compared with 1.48% at September 30, 2021 and 1.83% at December 31, 2020.
◦Net interest income was $20.1 million for the current quarter compared with $20.2 million for the previous quarter and $17.4 million for the year-ago quarter. Net interest margin was 3.87% for the current quarter compared with 3.93% for the previous quarter and 3.64% for the year-ago quarter. For the current year, net interest income and net interest margin were $77.1 million and 3.83%, respectively, compared with $66.2 million and 3.53%, respectively, for the previous year.
◦Gain on sale of loans was $3.4 million for the current quarter compared with $4.3 million for the previous quarter and $3.5 million for the year-ago quarter. For the current year, gain on sale of loans was $12.9 million compared with $6.5 million for the previous year.
•Total assets were $2.15 billion at December 31, 2021, an increase of $45.0 million, or 2.1%, from $2.10 billion at September 30, 2021 and an increase of $226.9 million, or 11.8%, from $1.92 billion at December 31, 2020;
•Loans held-for-investment were $1.73 billion at December 31, 2021, an increase of $24.3 million, or 1.4%, from $1.71 billion at September 30, 2021 and an increase of $148.6 million, or 9.4%, from $1.58 billion at December 31, 2020;
◦SBA PPP loans totaled $65.3 million, $101.9 million and $135.7 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
◦The Company had no loans under modified terms related to COVID-19 at December 31, 2021 and September 30, 2021. Loans under modified terms related to the COVID-19 pandemic totaled $36.1 million at December 31, 2020.
•Total deposits were $1.87 billion at December 31, 2021, an increase of $34.5 million, or 1.9%, from $1.83 billion at September 30, 2021 and an increase of $272.3 million, or 17.1%, from $1.59 billion at December 31, 2020; and
•Bank-owned life insurance (“BOLI”) of $29.3 million was purchased during the current quarter.
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(1)     Loans held-for-investment are presented net of deferred fees and costs in this press release.
(2)     Adjusted allowance for loan losses to loans held-for-investment ratio is a non-GAAP measure, which excludes U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Exhibit 99.1

Henry Kim, President and Chief Executive Officer, commented, "We are pleased to announce another tremendous quarter with net income of $10.7 million for the fourth quarter of 2021 and record net income of $40.1 million for the year. Excluding SBA PPP loans, our loans held-for-investment increased $60.9 million, or 15.2% annualized, to $1.67 billion at December 31, 2021 compared with $1.61 billion at September 30, 2021. In addition to such record performances, we managed to improve our outstanding credit quality by reducing the non-performing loans to loans held-for-investment ratio to 0.06% and classified assets to total assets ratio to 0.24%.”
“We continue to maintain an exceptional deposit mix consisting of over 44% in noninterest-bearing demand deposits and over 20% in retail money market accounts. In addition to our terrific organic loan growth and deposit mix, we managed to hold our net interest margin and efficiency ratio at 3.87% and 44.8% for the fourth quarter of 2021 and 3.83% and 45.2% for the year, respectively.”
Mr. Kim continued, “As we look ahead, we believe we are on a strong position to deliver another year of solid financial performance, and to carry out our organic growth and strategic expansions. We will remain disciplined in our approach to increase the franchise value and to benefit our shareholders’ return.”
Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Year Ended
	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Net income	$10,676	$11,023	(3.1)%	$5,787	84.5%	$40,103	$16,175	147.9%
Diluted earnings per common share	$0.70	$0.73	(4.1)%	$0.38	84.2%	$2.62	$1.04	151.9%

Net interest income	$20,095	$20,227	(0.7)%	$17,407	15.4%	$77,137	$66,189	16.5%
Provision (reversal) for loan losses	(1,462)	(1,053)	38.8%	2,142	(168.3)%	(4,596)	13,219	(134.8)%
Noninterest income	4,838	5,588	(13.4)%	4,524	6.9%	18,434	11,740	57.0%
Noninterest expense	11,168	11,232	(0.6)%	11,550	(3.3)%	43,208	41,699	3.6%

Return on average assets (1)	2.01%	2.11%		1.19%		1.96%	0.84%
Return on average shareholders’ equity (1), (2)	16.84%	17.98%		9.92%		16.52%	7.08%
Net interest margin (1)	3.87%	3.93%		3.64%		3.83%	3.53%
Efficiency ratio (3)	44.79%	43.51%		52.67%		45.21%	53.51%

($ in thousands, except per share data)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change
Total assets	$2,149,735	$2,104,699	2.1%	$1,922,853	11.8%
Net loans held-for-investment	1,709,824	1,684,071	1.5%	1,557,068	9.8%
Total deposits	1,867,134	1,832,666	1.9%	1,594,851	17.1%
Book value per common share (2), (4)	$17.24	$16.68	3.4%	$15.19	13.5%
Tier 1 leverage ratio (consolidated)	12.11%	11.91%		11.94%
Total shareholders’ equity to total assets (2)	11.92%	11.76%		12.16%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.

COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on global economic and market conditions. The U.S. government has enacted a number of monetary and fiscal policies to provide fiscal stimulus and relief in order to mitigate the impact of the COVID-19 pandemic. However, the COVID-19 pandemic continues to be a challenge to public health, including the emergence of new variants, and impact global economic and market conditions, including global supply chain disruptions and high inflation.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers. In order to support its customers, the Company has been in close contact with them, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate, including SBA PPP loans and loan modifications related to the COVID-19 pandemic.
In addition, the Company has been monitoring its liquidity and capital closely. As of December 31, 2021, the Company maintained $203.3 million, or 9.5% of total assets, of cash and cash equivalents and $610.4 million, or 28.4% of total assets, of available borrowing capacity. All regulatory capital ratios were also well above the regulatory well-capitalized requirements as of December 31, 2021.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions are expected to continue to impact its business, results of operations, and financial condition negatively.
Network and Data Incident
On August 30, 2021, the Bank identified unusual activity on its network. The Bank responded promptly to disable the activity, investigate its source and monitor the Bank’s network. The Bank subsequently became aware of claims that it had been the target of a ransomware attack. On September 7, 2021, the Bank determined that an external actor had illegally accessed and/or acquired certain data on its network. The Bank has been working with third-party forensic investigators to understand the nature and scope of the incident and determine what information may have been accessed and/or acquired and who may have been impacted. The investigation revealed that this incident impacted certain files containing certain Bank customer information. Some of these files contained documents related to loan applications, such as tax returns, Form W-2 information of their employees, and payroll records. The Bank has notified all individuals identified as impacted, consistent with applicable laws. All impacted individuals were offered free Equifax Complete Premier credit monitoring and identify theft protection services. The Bank has notified law enforcement and appropriate authorities of the incident.
On December 16, 2021, a complaint based on the incident was filed in the Los Angeles County Superior Court seeking damages, injunctive relief, and equitable relief. The Bank expresses no opinion on the merits of the Matter and intends to answer, respond, and/or otherwise vigorously defend itself from the claims and causes of action asserted in the complaint to the fullest extent permitted by applicable law. Those defenses will be based in part on the fact that the Bank has implemented security procedures, practices, and a robust information security program pursuant to guidance from financial regulators.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Interest income/expense on
Loans	$20,363	$20,537	(0.8)%	$18,929	7.6%	$79,155	$76,546	3.4%
Investment securities	441	437	0.9%	429	2.8%	1,613	2,127	(24.2)%
Other interest-earning assets	191	194	(1.5)%	150	27.3%	704	1,088	(35.3)%
Total interest-earning assets	20,995	21,168	(0.8)%	19,508	7.6%	81,472	79,761	2.1%
Interest-bearing deposits	847	885	(4.3)%	1,958	(56.7)%	4,043	12,958	(68.8)%
Borrowings	53	56	(5.4)%	143	(62.9)%	292	614	(52.4)%
Total interest-bearing liabilities	900	941	(4.4)%	2,101	(57.2)%	4,335	13,572	(68.1)%
Net interest income	$20,095	$20,227	(0.7)%	$17,407	15.4%	$77,137	$66,189	16.5%
Average balance of
Loans	$1,758,421	$1,715,106	2.5%	$1,592,705	10.4%	$1,702,073	$1,541,740	10.4%
Investment securities	128,650	136,874	(6.0)%	123,785	3.9%	130,437	122,726	6.3%
Other interest-earning assets	175,468	188,137	(6.7)%	187,592	(6.5)%	179,353	213,124	(15.8)%
Total interest-earning assets	$2,062,539	$2,040,117	1.1%	$1,904,082	8.3%	$2,011,863	$1,877,590	7.2%
Interest-bearing deposits	$1,008,027	$1,000,332	0.8%	$1,050,369	(4.0)%	$1,022,099	$1,088,164	(6.1)%
Borrowings	13,315	18,152	(26.6)%	91,467	(85.4)%	31,302	94,319	(66.8)%
Total interest-bearing liabilities	$1,021,342	$1,018,484	0.3%	$1,141,836	(10.6)%	$1,053,401	$1,182,483	(10.9)%
Total funding (1)	$1,845,846	$1,812,649	1.8%	$1,691,758	9.1%	$1,790,617	$1,669,303	7.3%
Annualized average yield/cost of
Loans	4.59%	4.75%		4.73%		4.65%	4.96%
Investment securities	1.36%	1.27%		1.38%		1.24%	1.73%
Other interest-earning assets	0.43%	0.41%		0.32%		0.39%	0.51%
Total interest-earning assets	4.04%	4.12%		4.08%		4.05%	4.25%
Interest-bearing deposits	0.33%	0.35%		0.74%		0.40%	1.19%
Borrowings	1.58%	1.22%		0.62%		0.93%	0.65%
Total interest-bearing liabilities	0.35%	0.37%		0.73%		0.41%	1.15%
Net interest margin	3.87%	3.93%		3.64%		3.83%	3.53%
Cost of total funding (1)	0.19%	0.21%		0.49%		0.24%	0.81%
Supplementary information
Net accretion of discount on loans	$815	$932	(12.6)%	$991	(17.8)%	$3,504	$3,292	6.4%
Net amortization of deferred loan fees	$1,434	$1,983	(27.7)%	$913	57.1%	$6,096	$2,901	110.1%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
Loans. The decrease in average yield for the current quarter compared with the previous quarter was primarily due to a decrease in net deferred loan fee amortization from a lower volume of SBA PPP loans forgiven and a decrease in net accretion of discount on loans attributed to a decrease in loan payoffs. The decreases in average yield for the current quarter and year compared with the same periods of 2020 were primarily due to a decrease in overall interest rates on loans from lower market rates, partially offset by increases in net accretion of discount on loans and net amortization of deferred loan fees.

The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	12/31/2021		9/30/2021		12/31/2020
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	28.4%	3.98%	29.9%	3.86%	31.7%	3.86%
Hybrid rate loans	29.1%	4.16%	26.4%	4.28%	20.8%	4.82%
Variable rate loans	42.5%	3.95%	43.7%	3.96%	47.5%	4.06%

Investment Securities. The increase in average yield for the current quarter compared with the previous quarter was primarily due to a decrease in net amortization of premiums on mortgage-backed securities and collateralized mortgage obligations. The decreases in average yield for the current quarter and year compared with the same periods of 2020 were primarily due to new investment securities purchased at lower market rates.
Other Interest-Earning Assets. The increase in average yield for the current quarter compared with the previous and year-ago quarters was primarily due to an increase in dividend income on Federal Home Loan Bank (“FHLB”) stock. The decrease in average yield for the current year compared with the previous year was primarily due to lower market rates, partially offset by an increase in dividend income on FHLB stock. The decreases in average balance for the current quarter and year were primarily due to an increase in loans and a purchase of BOLI, partially offset by an increase in deposits. The Company maintains most of its cash at the Federal Reserve Bank account. For additional detail, please see the discussion in “Loans” and “Deposits” under the “Balance Sheet” discussion.
Interest-Bearing Deposits. The decreases in average cost for the current quarter and year were primarily due to the decreases in market rates.
Borrowings. The increases in average cost for the current quarter and year compared with the same periods of 2020 were primarily due to matured borrowings with lower interest rates during the current year. Matured FHLB advances totaled $70.0 million with a weighted-average rate of 0.47% for the current year. At December 31, 2021, the Company had a term FHLB advance of $10.0 million with an interest rate of 2.07% that matures on June 29, 2022.
Provision (reversal) for Loan Losses
Provision (reversal) for loan losses was $(1.5) million for the current quarter compared with $(1.1) million for the previous quarter and $2.1 million for the year-ago quarter. For the current and previous years, provision (reversal) for loan losses was $(4.6) million and $13.2 million, respectively. The reversal for the current quarter was primarily due to a decrease in qualitative adjustment factor allocations related to economic implications of the COVID-19 pandemic. The Company recorded net charge-offs (recoveries) of $(36) thousand for the current quarter compared with $30 thousand for the previous quarter and $178 thousand for the year-ago quarter. For the current and previous years, net charge-offs (recoveries) were $(467) thousand and $1.1 million, respectively.
Adjusted allowance for loan losses to loans held-for-investment ratio(1) was 1.34%, 1.48%, and 1.83% at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
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(1)     Adjusted allowance for loan losses to loans held-for-investment ratio is a non-GAAP measure, which excludes SBA PPP loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Gain on sale of loans	$3,374	$4,269	(21.0)%	$3,483	(3.1)%	$12,932	$6,527	98.1%
Service charges and fees on deposits	308	292	5.5%	311	(1.0)%	1,195	1,256	(4.9)%
Loan servicing income	688	655	5.0%	398	72.9%	2,770	2,710	2.2%
Bank-owned life insurance income	108	—	NM	—	NM	108	—	NM
Other income	360	372	(3.2)%	332	8.4%	1,429	1,247	14.6%
Total noninterest income	$4,838	$5,588	(13.4)%	$4,524	6.9%	$18,434	$11,740	57.0%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Gain on sale of SBA loans
Sold loan balance	$36,765	$45,048	(18.4)%	$42,413	(13.3)%	$126,839	$89,776	41.3%
Premium received	3,683	4,879	(24.5)%	4,441	(17.1)%	14,043	8,456	66.1%
Gain recognized	3,363	4,263	(21.1)%	3,197	5.2%	12,775	6,038	111.6%
Gain on sale of residential property loans
Sold loan balance	$559	$301	85.7%	$27,139	(97.9)%	$10,382	$51,921	(80.0)%
Gain recognized	9	2	350.0%	286	(96.9)%	151	489	(69.1)%

The Company also sold certain commercial property loans of $3.4 million and $8.6 million during the current quarter and year, respectively.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Loan servicing income
Servicing income received	$1,202	$1,180	1.9%	$961	25.1%	$4,779	$4,657	2.6%
Servicing assets amortization	(514)	(525)	(2.1)%	(563)	(8.7)%	(2,009)	(1,947)	3.2%
Loan servicing income	$688	$655	5.0%	$398	72.9%	$2,770	$2,710	2.2%
Underlying loans at end of period	$519,706	$511,930	1.5%	$498,795	4.2%	$519,706	$498,795	4.2%

The Company services SBA loans and certain residential property loans that are sold to the secondary market. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to a decrease in servicing asset amortization from a decrease in loan payoffs and an increase in servicing income received. The increase for the current year compared with the previous year was primarily due to an increase in servicing income received, partially offset by an increase in servicing asset amortization from an increase in loan payoffs.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Year Ended
($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Salaries and employee benefits	$7,061	$7,606	(7.2)%	$7,397	(4.5)%	$27,974	$26,147	7.0%
Occupancy and equipment	1,417	1,399	1.3%	1,424	(0.5)%	5,575	5,620	(0.8)%
Professional fees	585	422	38.6%	625	(6.4)%	2,159	2,256	(4.3)%
Marketing and business promotion	586	416	40.9%	440	33.2%	1,656	1,360	21.8%
Data processing	408	391	4.3%	375	8.8%	1,572	1,472	6.8%
Director fees and expenses	161	144	11.8%	146	10.3%	594	599	(0.8)%
Regulatory assessments	138	12	1,050.0%	250	(44.8)%	537	978	(45.1)%
Other expenses	812	842	(3.6)%	893	(9.1)%	3,141	3,267	(3.9)%
Total noninterest expense	$11,168	$11,232	(0.6)%	$11,550	(3.3)%	$43,208	$41,699	3.6%

Salaries and Employee Benefits. The decrease for the current quarter compared to the previous quarter was primarily due to a decrease in incentives tied to the sales of Loan Production Offices (“LPO”) originated SBA loans and the incentive paid during the previous quarter for SBA PPP loan production. The increase for the current year compared with the previous year was primarily due to increases in wages, bonus accrual, and increases in incentives for LPO originated SBA loan sales, partially offset by decreases in vacation and stock compensation expense.
Professional Fees. The decrease for the current year compared with the previous year was primarily due to decreases in expenses related to the Bank’s Bank Secrecy Act and Anti-Money Laundering compliance enhancements, partially offset by an increase in audit fees.
Marketing and Business Promotion. The increase for the current quarter compared with the previous quarter was primarily due to the year-end promotion. The increases for the current quarter and year compared with the same periods of 2020 were primarily due to more marketing activities and advertisement for the current quarter and year.
Regulatory Assessments. The increase for the current quarter compared with the previous quarter was primarily due to an prior-period adjustment made during the previous quarter for the assessment rate decrease. The decreases for the current quarter and year compared with the same periods of 2020 were primarily due to a decrease in assessment rate, partially offset by an increase in balance sheet.

Balance Sheet (Unaudited)
Total assets were $2.15 billion at December 31, 2021, an increase of $45.0 million, or 2.1%, from $2.10 billion at September 30, 2021 and an increase of $226.9 million, or 11.8%, from $1.92 billion at December 31, 2020. The increase for the current quarter was primarily due to increases in loans held-for-sale and net loans held-for-investment, and the purchase of BOLI, partially offset by decreases in cash and cash equivalents and investment securities. The increase for the current year was primarily due to increases in loans held-for-investment, loans-held-for-sale, investment securities, and cash and cash equivalents, as well as the purchase of BOLI.
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change
Real estate loans
Commercial property	$1,105,843	$1,054,351	4.9%	$880,736	25.6%
Residential property	209,485	201,635	3.9%	198,431	5.6%
SBA property	129,661	127,845	1.4%	126,570	2.4%
Construction	8,252	6,572	25.6%	15,199	(45.7)%
Commercial and industrial loans
Commercial term	73,438	74,390	(1.3)%	87,250	(15.8)%
Commercial lines of credit	100,936	101,456	(0.5)%	96,087	5.0%
SBA commercial term	17,640	18,338	(3.8)%	21,878	(19.4)%
SBA PPP	65,329	101,901	(35.9)%	135,654	(51.8)%
Other consumer loans	21,621	21,390	1.1%	21,773	(0.7)%
Loans held-for-investment	1,732,205	1,707,878	1.4%	1,583,578	9.4%
Loans held-for-sale	37,026	29,020	27.6%	1,979	1,770.9%
Total loans	$1,769,231	$1,736,898	1.9%	$1,585,557	11.6%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $120.8 million and advances on lines of credit of $30.0 million, partially offset by pay-downs and pay-offs of $123.1 million. The increase for the current year was primarily due to new funding of $619.7 million and advances on lines of credit of $118.9 million, partially offset by pay-downs and pay-offs of $581.0 million. SBA PPP loans of $37.9 million and $182.7 million were paid off through regular payments or forgiveness from SBA, and related unamortized net deferred fees were recognized through interest income, during the current quarter and year.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $45.4 million, partially offset by sales of $40.7 million. The increase for the current year was primarily due to new funding of $172.2 million, partially offset by sales of $145.8 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change
Real estate loans
Commercial property	$20,194	$17,873	13.0%	$21,016	(3.9)%
SBA property	3,068	4,747	(35.4)%	540	468.1%
Construction	5,180	9,478	(45.3)%	13,986	(63.0)%
Commercial and industrial loans
Commercial term	1,097	1,455	(24.6)%	1,000	9.7%
Commercial lines of credit	169,000	156,411	8.0%	156,870	7.7%
SBA commercial term	149	245	(39.2)%	—	—%
Other consumer loans	595	130	357.7%	84	608.3%
Total commitments to extend credit	$199,283	$190,339	4.7%	$193,496	3.0%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	12/31/2021	9/30/2021	% Change	12/31/2020	% Change
Nonaccrual loans
Real estate loans
Commercial property	$—	$—	—%	$524	(100.0)%
Residential property	—	—	—%	189	(100.0)%
SBA property	746	766	(2.6)%	885	(15.7)%
Commercial and industrial loans
Commercial lines of credit	—	—	—%	904	(100.0)%
SBA commercial term	213	314	(32.2)%	595	(64.2)%
Other consumer loans	35	33	6.1%	66	(47.0)%
Total nonaccrual loans held-for-investment	994	1,113	(10.7)%	3,163	(68.6)%
Loans past due 90 days or more and still accruing	—	3	(100.0)%	—	—%
Non-performing loans (“NPLs”)	994	1,116	(10.9)%	3,163	(68.6)%
Other real estate owned (“OREO”)	—	—	—%	1,401	(100.0)%
Non-performing assets (“NPAs”)	$994	$1,116	(10.9)%	$4,564	(78.2)%
Loans past due and still accruing
Past due 30 to 59 days	$549	$292	88.0%	$302	81.8%
Past due 60 to 89 days	5	—	—%	36	(86.1)%
Past due 90 days or more	—	3	(100.0)%	—	—%
Total loans past due and still accruing	$554	$295	87.8%	338	63.9%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$576	$589	(2.2)%	$634	(9.1)%
Nonaccrual TDRs	17	26	(34.6)%	5	240.0%
Total TDRs	$593	$615	(3.6)%	$639	(7.2)%
Special mention loans	$18,092	$17,315	4.5%	$16,461	9.9%
Classified assets
Classified loans	$5,168	$5,345	(3.3)%	$10,130	(49.0)%
OREO	—	—	—%	1,401	(100.0)%
Classified assets	$5,168	$5,345	(3.3)%	$11,531	(55.2)%
NPLs to loans held-for-investment	0.06%	0.07%		0.20%
NPAs to total assets	0.05%	0.05%		0.24%
Classified assets to total assets	0.24%	0.25%		0.60%

Loan Modifications Related to the COVID-19 Pandemic
The Company provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. The loan modifications met all criteria under the Coronavirus Aid, Relief, and Economic Security Act. Therefore, the modified loans were not considered TDRs. As of December 31, 2021 and September 30, 2021, the Company had no loans under modified terms related to the COVID-19 pandemic. Total loans under modified terms related to the COVID-19 pandemic totaled $36.1 million at December 31, 2020.
The Company had classified the loans that were granted modifications related to the COVID-19 pandemic in excess of 6 months on a cumulative basis as special mention or classified. Special mention and classified loans included $15.6 million and $2.7 million, respectively, at December 31, 2021, $15.6 million and $2.7 million, respectively, at September 30, 2021, and $14.9 million and $4.2 million, respectively, at December 31, 2020, of the loans that were granted such modifications.

Investment Securities
Total investment securities were $123.2 million at December 31, 2021, a decrease of $9.9 million, or 7.4%, from $133.1 million at September 30, 2021, but an increase of $2.7 million, or 2.2%, from $120.5 million at December 31, 2020. The decrease for the current quarter was primarily due to principal pay-downs and calls of $8.9 million and net premium amortization of $192 thousand. The increase in investment securities for the current year was primarily due to purchases of $47.3 million, partially offset by principal pay-downs and calls of $41.1 million and net premium amortization of $1.0 million.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	12/31/2021		9/30/2021		12/31/2020
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$830,383	44.5%	$832,240	45.4%	$538,009	33.7%
Interest-bearing deposits
Savings	16,299	0.9%	13,294	0.7%	10,481	0.7%
NOW	20,185	1.1%	20,461	1.1%	21,604	1.4%
Retail money market accounts	386,041	20.5%	376,333	20.5%	351,739	22.0%
Brokered money market accounts	1	0.1%	4	0.1%	25,002	1.6%
Retail time deposits of
$250,000 or less	256,956	13.8%	262,207	14.3%	299,431	18.7%
More than $250,000	172,269	9.2%	163,127	8.9%	168,683	10.6%
Time deposits from internet rate service providers	—	—%	—	—%	24,902	1.6%
State and brokered time deposits	185,000	9.9%	165,000	9.0%	155,000	9.7%
Total interest-bearing deposits	1,036,751	55.5%	1,000,426	54.6%	1,056,842	66.3%
Total deposits	$1,867,134	100.0%	$1,832,666	100.0%	$1,594,851	100.0%

The increase in noninterest-bearing demand deposits for the current year was primarily due to the overall liquid deposit market. During the current year, a total of $93.9 million of SBA PPP loans were funded through the Bank’s noninterest-bearing demand deposits and deposit customers also received $201.1 million of SBA Economic Injury Disaster Loans and SBA Revitalization Funds.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $25.2 million, renewals of the matured accounts of $100.2 million, and balance increases of $4.1 million, partially offset by matured and closed accounts of $125.6 million. The decrease for the current year was primarily due to matured and closed accounts of $583.2 million, partially offset by new accounts of $101.6 million, renewals of the matured accounts of $428.8 million, and balance increases of $13.9 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of December 31, 2021:

($ in thousands)	12/31/2021
Cash and cash equivalents	$203,285
Cash and cash equivalents to total assets	9.5%

Available borrowing capacity
FHLB advances	$516,158
Federal Reserve Discount Window	29,198
Overnight federal funds lines	65,000
Total	$610,356
Total available borrowing capacity to total assets	28.4%

Shareholders’ Equity
Shareholders’ equity was $256.3 million at December 31, 2021, an increase of $8.7 million, or 3.5%, from $247.6 million at September 30, 2021 and an increase of $22.5 million, or 9.6%, from $233.8 million at December 31, 2020. The increase for the current quarter was primarily due to net income, partially offset by cash dividends declared on common stock of $1.8 million and a decrease in accumulated other comprehensive income. The increase for the current year was primarily due to net income, partially offset by repurchases of common stock of $10.9 million, cash dividends declared on common stock of $6.7 million and a decrease in accumulated other comprehensive income.
Stock Repurchase
On April 8, 2021, the Company’s Board of Directors approved a repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 775,000 shares, through September 7, 2021. The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million at a weighted-average price of $15.99 per share under this program.
Emergency Capital Investment Program
On December 14, 2021, the U.S. Department of Treasury (the “Treasury”) informed the Company that the Treasury has reviewed the Company’s application to receive a capital investment from the Treasury under the Emergency Capital Investment Program (“ECIP”), and that the Company would be eligible to receive an ECIP investment in an amount up to $69,141,000 in the form of non-dilutive Tier 1 senior perpetual preferred capital. The Company has not yet determined whether it will accept the offer to receive the ECIP investment.
If the Company moves forward with pursuing the ECIP investment from the Treasury, the Company would be required to fulfill certain conditions established by the Treasury and would be subject to certain restrictions following its acceptance of the investment.
Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions such as the Bank to augment their efforts to support small businesses and consumers in their communities.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	12/31/2021	9/30/2021	12/31/2020	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	14.79%	15.07%	15.97%	N/A
Total capital (to risk-weighted assets)	16.04%	16.32%	17.22%	N/A
Tier 1 capital (to risk-weighted assets)	14.79%	15.07%	15.97%	N/A
Tier 1 capital (to average assets)	12.11%	11.91%	11.94%	N/A
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	14.48%	14.76%	15.70%	6.5%
Total capital (to risk-weighted assets)	15.73%	16.01%	16.95%	10.0%
Tier 1 capital (to risk-weighted assets)	14.48%	14.76%	15.70%	8.0%
Tier 1 capital (to average assets)	11.85%	11.66%	11.74%	5.0%

About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	12/31/2021	9/30/2021	% Change	12/31/2020	% Change
Assets
Cash and due from banks	$15,222	$19,688	(22.7)%	$19,605	(22.4)%
Interest-bearing deposits in other financial institutions	188,063	195,285	(3.7)%	174,493	7.8%
Total cash and cash equivalents	203,285	214,973	(5.4)%	194,098	4.7%
Securities available-for-sale, at fair value	123,198	133,102	(7.4)%	120,527	2.2%
Loans held-for-sale	37,026	29,020	27.6%	1,979	1,770.9%
Loans held-for-investment	1,732,205	1,707,878	1.4%	1,583,578	9.4%
Allowance for loan losses	(22,381)	(23,807)	(6.0)%	(26,510)	(15.6)%
Net loans held-for-investment	1,709,824	1,684,071	1.5%	1,557,068	9.8%
Premises and equipment, net	3,098	3,306	(6.3)%	4,048	(23.5)%
Federal Home Loan Bank and other bank stock	8,577	8,577	—%	8,447	1.5%
Other real estate owned, net	—	—	—%	1,401	(100.0)%
Bank-owned life insurance	29,358	—	NM	—	NM
Deferred tax assets, net	10,824	7,519	44.0%	8,120	33.3%
Servicing assets	7,269	7,009	3.7%	6,400	13.6%
Operating lease assets	6,786	7,164	(5.3)%	7,616	(10.9)%
Accrued interest receivable	5,368	5,494	(2.3)%	9,334	(42.5)%
Other assets	5,122	4,464	14.7%	3,815	34.3%
Total assets	$2,149,735	$2,104,699	2.1%	$1,922,853	11.8%
Liabilities
Deposits
Noninterest-bearing demand	$830,383	$832,240	(0.2)%	$538,009	54.3%
Savings, NOW and money market accounts	422,526	410,092	3.0%	408,826	3.4%
Time deposits of $250,000 or less	341,956	327,207	4.5%	379,333	(9.9)%
Time deposits of more than $250,000	272,269	263,127	3.5%	268,683	1.3%
Total deposits	1,867,134	1,832,666	1.9%	1,594,851	17.1%
Federal Home Loan Bank advances	10,000	10,000	—%	80,000	(87.5)%
Operating lease liabilities	7,444	7,862	(5.3)%	8,455	(12.0)%
Accrued interest payable and other liabilities	8,871	6,573	35.0%	5,759	54.0%
Total liabilities	1,893,449	1,857,101	2.0%	1,689,065	12.1%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	154,992	154,618	0.2%	164,140	(5.6)%
Retained earnings	101,140	92,248	9.6%	67,692	49.4%
Accumulated other comprehensive income, net	154	732	(79.0)%	1,956	(92.1)%
Total shareholders’ equity	256,286	247,598	3.5%	233,788	9.6%
Total liabilities and shareholders’ equity	$2,149,735	$2,104,699	2.1%	$1,922,853	11.8%

Outstanding common shares	14,865,825	14,841,626		15,385,878
Book value per common share (1)	$17.24	$16.68		$15.19
Total loan to total deposit ratio	94.76%	94.77%		99.42%
Noninterest-bearing deposits to total deposits	44.47%	45.41%		33.73%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Year Ended
	12/31/2021	9/30/2021	% Change	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Interest and dividend income
Loans, including fees	$20,363	$20,537	(0.8)%	$18,929	7.6%	$79,155	$76,546	3.4%
Investment securities	441	437	0.9%	429	2.8%	1,613	2,127	(24.2)%
Other interest-earning assets	191	194	(1.5)%	150	27.3%	704	1,088	(35.3)%
Total interest income	20,995	21,168	(0.8)%	19,508	7.6%	81,472	79,761	2.1%
Interest expense
Deposits	847	885	(4.3)%	1,958	(56.7)%	4,043	12,958	(68.8)%
Other borrowings	53	56	(5.4)%	143	(62.9)%	292	614	(52.4)%
Total interest expense	900	941	(4.4)%	2,101	(57.2)%	4,335	13,572	(68.1)%
Net interest income	20,095	20,227	(0.7)%	17,407	15.4%	77,137	66,189	16.5%
Provision (reversal) for loan losses	(1,462)	(1,053)	38.8%	2,142	(168.3)%	(4,596)	13,219	(134.8)%
Net interest income after provision (reversal) for loan losses	21,557	21,280	1.3%	15,265	41.2%	81,733	52,970	54.3%
Noninterest income
Gain on sale of loans	3,374	4,269	(21.0)%	3,483	(3.1)%	12,932	6,527	98.1%
Service charges and fees on deposits	308	292	5.5%	311	(1.0)%	1,195	1,256	(4.9)%
Loan servicing income	688	655	5.0%	398	72.9%	2,770	2,710	2.2%
Bank-owned life insurance income	108	—	NM	—	NM	108	—	NM
Other income	360	372	(3.2)%	332	8.4%	1,429	1,247	14.6%
Total noninterest income	4,838	5,588	(13.4)%	4,524	6.9%	18,434	11,740	57.0%
Noninterest expense
Salaries and employee benefits	7,061	7,606	(7.2)%	7,397	(4.5)%	27,974	26,147	7.0%
Occupancy and equipment	1,417	1,399	1.3%	1,424	(0.5)%	5,575	5,620	(0.8)%
Professional fees	585	422	38.6%	625	(6.4)%	2,159	2,256	(4.3)%
Marketing and business promotion	586	416	40.9%	440	33.2%	1,656	1,360	21.8%
Data processing	408	391	4.3%	375	8.8%	1,572	1,472	6.8%
Director fees and expenses	161	144	11.8%	146	10.3%	594	599	(0.8)%
Regulatory assessments	138	12	1,050.0%	250	(44.8)%	537	978	(45.1)%
Other expenses	812	842	(3.6)%	893	(9.1)%	3,141	3,267	(3.9)%
Total noninterest expense	11,168	11,232	(0.6)%	11,550	(3.3)%	43,208	41,699	3.6%
Income before income taxes	15,227	15,636	(2.6)%	8,239	84.8%	56,959	23,011	147.5%
Income tax expense	4,551	4,613	(1.3)%	2,452	85.6%	16,856	6,836	146.6%
Net income	$10,676	$11,023	(3.1)%	$5,787	84.5%	$40,103	$16,175	147.9%
Earnings per common share
Basic	$0.72	$0.74		$0.38		$2.66	$1.05
Diluted	$0.70	$0.73		$0.38		$2.62	$1.04
Average common shares
Basic	14,799,973	14,779,707		15,350,742		15,017,637	15,384,231
Diluted	15,093,351	15,031,558		15,392,355		15,253,820	15,448,892

Dividend paid per common share	$0.12	$0.12		$0.10		$0.44	$0.40
Return on average assets (1)	2.01%	2.11%		1.19%		1.96%	0.84%
Return on average shareholders’ equity (1), (2)	16.84%	17.98%		9.92%		16.52%	7.08%
Efficiency ratio (3)	44.79%	43.51%		52.67%		45.21%	53.51%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	12/31/2021			9/30/2021			12/31/2020
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,758,421	$20,363	4.59%	$1,715,106	$20,537	4.75%	$1,592,705	$18,929	4.73%
Mortgage-backed securities	88,501	263	1.18%	95,908	278	1.15%	76,787	275	1.42%
Collateralized mortgage obligation	20,233	53	1.04%	22,534	57	1.00%	28,743	60	0.83%
SBA loan pool securities	9,199	41	1.77%	10,390	45	1.72%	12,432	57	1.82%
Municipal bonds (2)	5,698	37	2.58%	5,759	36	2.48%	5,823	37	2.53%
Corporate bonds	5,019	47	3.72%	2,283	21	3.65%	—	—	—%
Other interest-earning assets	175,468	191	0.43%	188,137	194	0.41%	187,592	150	0.32%
Total interest-earning assets	2,062,539	20,995	4.04%	2,040,117	21,168	4.12%	1,904,082	19,508	4.08%
Noninterest-earning assets
Cash and cash equivalents	20,618			19,915			18,188
Allowance for loan losses	(23,835)			(24,854)			(25,699)
Other assets	52,512			35,187			42,755
Total noninterest-earning assets	49,295			30,248			35,244
Total assets	$2,111,834			$2,070,365			$1,939,326
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$406,343	301	0.29%	$387,661	291	0.30%	$383,507	327	0.34%
Savings	14,161	2	0.06%	12,806	2	0.06%	11,037	1	0.04%
Time deposits	587,523	544	0.37%	599,865	592	0.39%	655,825	1,630	0.99%
Total interest-bearing deposits	1,008,027	847	0.33%	1,000,332	885	0.35%	1,050,369	1,958	0.74%
Other borrowings	13,315	53	1.58%	18,152	56	1.22%	91,467	143	0.62%
Total interest-bearing liabilities	1,021,342	900	0.35%	1,018,484	941	0.37%	1,141,836	2,101	0.73%
Noninterest-bearing liabilities
Noninterest-bearing demand	824,504			794,165			549,922
Other liabilities	14,511			14,531			15,412
Total noninterest-bearing liabilities	839,015			808,696			565,334
Total liabilities	1,860,357			1,827,180			1,707,170
Total shareholders’ equity	251,477			243,185			232,156
Total liabilities and shareholders’ equity	$2,111,834			$2,070,365			$1,939,326
Net interest income		$20,095			$20,227			$17,407
Net interest spread (3)			3.69%			3.75%			3.35%
Net interest margin (4)			3.87%			3.93%			3.64%
Total deposits	$1,832,531	$847	0.18%	$1,794,497	$885	0.20%	$1,600,291	$1,958	0.49%
Total funding (5)	$1,845,846	$900	0.19%	$1,812,649	$941	0.21%	$1,691,758	$2,101	0.49%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Year Ended
	12/31/2021			12/31/2020
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,702,073	$79,155	4.65%	$1,541,740	$76,546	4.96%
Mortgage-backed securities	89,693	989	1.10%	68,496	1,260	1.84%
Collateralized mortgage obligation	22,633	221	0.98%	35,299	462	1.31%
SBA loan pool securities	10,515	189	1.80%	13,120	255	1.94%
Municipal bonds (2)	5,755	146	2.54%	5,811	150	2.58%
Corporate bonds	1,841	68	3.69%	—	—	—%
Other interest-earning assets	179,353	704	0.39%	213,124	1,088	0.51%
Total interest-earning assets	2,011,863	81,472	4.05%	1,877,590	79,761	4.25%
Noninterest-earning assets
Cash and cash equivalents	19,676			17,542
Allowance for loan losses	(25,270)			(19,693)
Other assets	41,187			39,385
Total noninterest-earning assets	35,593			37,234
Total assets	$2,047,456			$1,914,824
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$400,446	1,242	0.31%	$371,315	2,385	0.64%
Savings	12,302	6	0.05%	8,543	9	0.11%
Time deposits	609,351	2,795	0.46%	708,306	10,564	1.49%
Total interest-bearing deposits	1,022,099	4,043	0.40%	1,088,164	12,958	1.19%
Other borrowings	31,302	292	0.93%	94,319	614	0.65%
Total interest-bearing liabilities	1,053,401	4,335	0.41%	1,182,483	13,572	1.15%
Noninterest-bearing liabilities
Noninterest-bearing demand	737,216			486,820
Other liabilities	14,073			16,968
Total noninterest-bearing liabilities	751,289			503,788
Total liabilities	1,804,690			1,686,271
Total shareholders’ equity	242,766			228,553
Total liabilities and shareholders’ equity	$2,047,456			$1,914,824
Net interest income		$77,137			$66,189
Net interest spread (3)			3.64%			3.10%
Net interest margin (4)			3.83%			3.53%
Total deposits	$1,759,315	$4,043	0.23%	$1,574,984	$12,958	0.82%
Total funding (5)	$1,790,617	$4,335	0.24%	$1,669,303	$13,572	0.81%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted allowance for loan losses to loans held-for-investment ratio

Adjusted allowance for loan losses to loans held-for-investment ratio is calculated by removing SBA PPP loans from loans held-for-investment from the allowance for loan losses to loans held-for-investment ratio calculation. The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the allowance for loan losses evaluation and determined that it is not required to reserve an allowance on SBA PPP loans. Management believes this non-GAAP measure enhances comparability to prior periods and provide supplemental information regarding the Company’s credit trends.

		12/31/2021	9/30/2021	12/31/2020
Loans held-for-investment	(a)	$1,732,205	$1,707,878	$1,583,578
Less: SBA PPP loans	(b)	65,329	101,901	135,654
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$1,666,876	$1,605,977	$1,447,924
Allowance for loan losses	(d)	$22,381	$23,807	$26,510
Allowance for loan losses to loans held-for-investment ratio	(d)/(a)	1.29%	1.39%	1.67%
Adjusted allowance for loan losses to loans held-for-investment ratio	(d)/(c)	1.34%	1.48%	1.83%